Exhibit 99.1

FOR IMMEDIATE RELEASE:  July 30, 2008

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation

(541) 681-8029

craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Second Quarter Results

COBURG, OREGON – July 30, 2008 – Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today reported results for the second quarter ended June 28, 2008.

Second quarter 2008 revenues were $201.9 million, down 39.8% compared to $335.3 million in revenues for the second quarter of 2007.  The Company reported a gross profit of $9.2 million for the second quarter of 2008, compared to $36.6 million a year ago.  Operating loss for the second quarter of 2008 was $15.1 million, compared to operating income of $8.7 million for the second quarter of 2007.  Net loss for the second quarter of 2008 was $9.7 million, or a loss of $0.33 per share, compared to net income of $4.5 million and earnings of $0.15 per share for the second quarter a year ago.

For the six months ended June 28, 2008, revenues were $454.3 million, compared to $657.6 million for the first half of 2007.  The Company reported a net loss of $18.2 million for the first six months of 2008, compared to net income of $6.0 million for the same period in 2007.  Net loss per share for the first six months of 2008 was $0.61, compared to earnings per share of $0.20 for the same period last year.

“The results of the second quarter reflect the continued deterioration of the recreational vehicle market,” said Kay Toolson, Chairman and CEO of Monaco Coach Corporation.  “As difficult as the decision to close three Indiana facilities was, we knew that we needed to respond decisively to the rapidly changing business environment. Together with the steps previously taken, we will now be in a position to come out of this cycle leaner, stronger and with a significantly lower breakeven level.”

Toolson added, “We are encouraged by the recent pull-back in oil prices and believe that in the long run consumers will return to the RV lifestyle. For the near term we are committed to taking any additional steps as necessary to align our business structure to lower sales volumes.”

Monaco Coach Corporation also reported that it has received a waiver for non-compliance with certain financial covenants as of the end of the second quarter from its current syndicate of banks.  The Company has also signed a commitment letter with an existing bank syndicate member for a three-year $100 million senior credit facility that will replace its existing credit facility.  The commitment letter is subject to a number of conditions and to the negotiation and execution of a definitive credit agreement.  “We are pleased that the current bank group has granted the waiver for the second quarter and that they are working with the Company as we complete our new permanent financing,” Toolson said.

As part of its financial restructuring, the Company will seek approximately $30-$40 million in subordinated debt financing, which would enable it to meet opening availability requirements under the new senior credit facility.  “We believe that the Company’s current asset base is sufficient to enable it to secure the additional debt financing,” added Mr. Toolson.

Gross profit margin for the Company in the second quarter of 2008 was 4.5%, compared to 10.9% in the second quarter of 2007.  The lower gross margin was related to increased wholesale discounting and lower absorption of indirect costs.  Purchasing initiatives currently in place have largely mitigated increasing commodity prices to date.

For the second quarter of 2008, selling, general and administrative expenses were $22.3 million, or 11.0% of sales, compared to $27.9 million, or 8.3% of sales, for the second quarter of 2007. The $5.6 million reduction in selling, general and administrative expenses was the result of modifications in salesperson and dealer promotion programs, which provided a one-time and ongoing benefit, as well as lower personnel expenses.

The Company reported an impairment charge of $2.0 million related to the Elkhart, Indiana towable manufacturing facility, which is currently idle.  Further charges related to the recently announced plant closures will be evaluated this quarter and included, if needed, in third quarter results.

Several of the Indiana facilities have been or will be listed for sale. Proceeds from any real estate sales will be used to reduce current borrowings.  The Company expects reduction in raw material and work-in-process inventory to generate approximately $35 million of cash flow by the end of the year due to the realignment of production.  As previously announced on July 17, 2008, the realignment of production facilities is also expected to reduce costs by over $12 million per quarter.  One-time costs associated with the moves will be approximately $7.5 million in the third quarter of 2008.

Motorized Recreational Vehicle Segment

The Company reported motorized sales of $148.6 million in the second quarter of 2008, compared to $250.7 million in the second quarter of 2007.  Lower dealer demand for motorized units was the result of soft retail sales activity and efforts by dealers to reduce their inventory levels.

As reported by Statistical Surveys, Inc., Class A motorhome retail sales were down 31.3% for the industry through May.  Monaco Coach Corporation showed a 7.7% increase in Class A motorhome market share year-to-date through May 2008.

“Our commitment to product quality, service and developing products that meet consumers’ demands has helped us gain market share this year,” said John Nepute, President of Monaco Coach Corporation.  “We are pleased that together with our dealer partners we have been able to grow market share in this declining sales environment.”

Motorized RV Segment gross profit for the second quarter of 2008 was $5.7 million, or 3.8% of sales, compared to $26.3 million, or 10.5% of sales, for the second quarter of 2007.  Gross margin for the quarter was impacted by reduced production throughout the quarter as production lines were idled for partial or entire weeks, as well as increased levels of discounting. The operating loss for the quarter was $10.0 million, compared to operating income of $6.2 million in the second quarter of 2007.

Unit sales of the Motorized RV Segment for the second quarter of 2008 totaled 920, down 39.4% from 1,518 units for the prior year period.  Class A diesel units shipped for the quarter were 540 versus 1,096, Class A gas units shipped were 231 versus 239, and Class C units shipped were 149 versus 183.   As reported by the Recreation Vehicle Industry Association, wholesale shipments of Class A motorhomes declined 42.5% through June 2008, compared to the same period in 2007.

Towable Recreational Vehicle Segment

The Company reported towable sales of $53.1 million for the second quarter of 2008, compared to sales of $81.0 million for the second quarter of 2007.  Statistical Surveys showed a year-to-date industry decrease of 18.3% for travel trailer and fifth-wheel retail registrations through May 2008. The Company reported a 13.7% decline in its towable retail segment market share for the same period.

“Although we are not pleased with our decline in retail or wholesale activity in the Towable RV Segment, we have had success in the lightweight, lower cost segment of the market and anticipate more opportunity in the fifth-wheel category,” said Nepute.  “Our previously announced consolidation of our high-end fifth-wheel production line onto our Warsaw campus should help us produce units that are more closely aligned to market demand.”

Gross margin for the second quarter of 2008 for the Towable RV Segment was $3.4 million, or 6.4% of sales, compared to $8.3 million, or 10.2% of sales, for the second quarter of 2007.  Operating loss was $4.7 million, compared to operating income of $2.4 million for the second quarter of 2007.

For the second quarter of 2008, towable unit sales, including specialty trailers, were 3,945 units, down from 5,210 units for the same period a year ago.  Wholesale shipments according to the Recreation Vehicle Industry Association declined 13% through June 2008, compared to the first six months of 2007.

Motorhome Resorts Segment

Resort sales for the second quarter of 2008 were $0.3 million, down from $3.7 million in the second quarter of 2007.  Currently 50 lots are available in Indio, California and Las Vegas, Nevada.  Operating loss for the segment was $317,000, down from $88,000 of operating income for the same period last year.

The Company’s new resort locations in the Bay Harbor, Michigan and Naples, Florida areas are currently under development.  New lots at these resorts are expected to be available for sale in the third and fourth quarter of 2008, respectively.  A portion of the additional debt financing the Company is seeking will likely be provided from project loans in this segment of the business.

Conference Call to be Held

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern Time, Wednesday, July 30, 2008. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com.  The event will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation

Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with manufacturing facilities in Indiana, the Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names. The Company maintains RV service centers in Harrisburg, Oregon and Wildwood, Florida and operates motorhome-only resorts in California, Florida, Nevada and Michigan.

Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding (i) the Company’s ability to complete the permanent bank financing and to obtain an additional $30-$40 million in new subordinated debt or other capital, (ii) the expected generation of approximately $35 million in cash flow by year end as a result of production realignment, (iii) the ability to achieve savings related to production realignment, (iv) the ability to meet expected closure cost estimates and (v) the availability for sale of lots at our new resort locations in the third and fourth quarters of 2008 are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements.  These risks and uncertainties include our inability to conclude a definitive credit agreement, our inability to obtain the additional $30-$40 million in new subordinated debt or other capital, the probability that if we cannot conclude a new credit agreement, we will be in violation of certain covenants under our existing credit agreement as of the end of the third quarter of 2008 and would have to seek a further waiver from our banks, which may or may not be granted, issues executing production line moves, additional cost related to closing facilities, unforeseen further declines in the wholesale and retail markets for recreational vehicles, consumers’ preference for certain models and resort lots including competitors’ offerings, the failure to generate the anticipated cash flow and improved operating results from our production realignment, a decline in consumer confidence, an increase in interest rates and credit standards affecting retail and wholesale financing and an increase in the price or availability of fuel. Please refer to the Company’s SEC reports for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2007, and the 2007 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov or http://www.monaco-online.com.

(Tables to follow)

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except share and per share data)

	December 29, 2007	June 28, 2008
		(Unaudited)
ASSETS
Current assets:
Cash	$6,282	$1,340
Trade receivables, net	88,170	69,114
Inventories, net	158,236	178,343
Resort lot inventory	8,838	23,485
Prepaid expenses	5,142	5,001
Income taxes receivable	0	7,857
Debt issuance costs, net	0	542
Deferred income taxes	37,608	33,704
Total current assets	304,276	319,386

Property, plant, and equipment, net	144,291	136,956
Land held for development	24,321	16,300
1nvesunent in joint venture	4,059	4,605
Debt issuance costs, net	498	0
Goodwill	86,323	86,323
Total assets	$563,768	$563,570

LIABILITIES
Current liabilities;
Book overdraft	$1,601	$2,884
Current portion of long-tcrm debt	5,714	26,214
Line of credit	0	53,815
Income taxes payable	3,726	0
Accounts payable	82,833	77,001
Product liability reserve	14,625	15,195
Product warranty reserve	35,171	31,015
Accrued expenses and other liabilities	48,609	37,126
Total current liabilities	192,279	243,250

Long-term debt, less current portion	23,357	0
Deferred income taxes	21,506	15,640
Deferred revenue	683	583
Total liabilities	237,825	259,473

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,989,534 and 29,816,938 issued and outstanding, respectively	300	298
Additional paid-in capital	69,514	71,500
Retained earnings	256,129	232,299
Total stockholders’ equity	325,943	304,097
Total liabilities and stockholders' equity	$563,768	$563,570

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited: in thousands of dollars, except share and per share data)

	Quarter Ended		Six Months Ended
	June 30, 2007	June 28, 2008	June 30, 2007	June 28, 2008

Net sales	$335,319	$201,886	$657,563	$454,264
Cost of sales	298,721	192,714	584,969	429,285
Gross profit	36,598	9,172	72,594	24,979

Selling, general, and administrative expenses	27,866	22,256	60,223	50,893
Impairment of assets	0	1,966	0	1,966
Operating income (loss)	8,732	(15,050)	12,371	(27,880)

Other income, net	379	499	492	586
Interest expense	(947)	(924)	(1,914)	(1,648)
Income (loss) from investment in joint venture	(699)	420	(977)	546
Income (loss) before incomc taxes	7,465	(15,055)	9,972	(28,396)

Provision for (benefit from) income taxes	3,001	(5,354)	4,009	(10,239)
Net income (loss)	$4,464	$(9,701)	$5,963	$(18,157)

Earnings (loss) per common share:
Basic	$0.15	$(0.33)	$0.20	$(0.61)
Diluted	$0.15	$(0.33)	$0.20	$(0.61)

Weighted-average common shares outstanding:
Basic	29,946,436	29,816,877	29,888,068	29,781,678
Diluted	30,370,432	29,816,877	30,387,879	29,781,678

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited: in thousands of dollars)

	Six Months Ended
	June 30,	June 28,
	2007	2008

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income (loss)	$5,963	$(18,157)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (gain) on sale of assets	(111)	87
Depreciation and amortization	7,068	6,909
Deferred income taxes	(2,232)	(1,961)
Stock-based compensation expense	2,484	2,834
Net income from equity investment	977	(546)
Impairment of assets	0	1,966
Changes in working capital accounts:
Trade receivables, net	(30,002)	19,056
Inventories	3,993	(20,107)
Resort lot inventory	846	(3,789)
Prepaid expenses	738	142
Land held for development	(8,021)	(2,836)
Accounts payable	25,358	(5,832)
Product liability reserve	69	570
Product warranty reserve	2,048	(4,156)
Income taxes receivable	9,097	(11,584)
Accrued expense and other liabilities	5,717	(11,848)
Deferred revenue	(100)	(100)
Discontinued operations	(18)	0
Net cash provided by (used in) operating activities	23,874	(49,352)

Cash flows from investing activities:
Additions to property, plant, and equipment	(2,669)	(1,551)
Investment in joint venture	(366)	0
Proceeds from sale assets	505	85
Net cash used in investing activities	(2,530)	(1,466)

Cash flows from financing activities:
Book overdraft	(16,626)	1,283
Advance (payments) on lines of credit, net	(2,036)	53,815
Payments on long-term notes payable	(2,857)	(2,857)
Debt issuance costs	(193)	(236)
Dividends paid	(3,597)	(3,599)
Issuance of-common stock	1,078	651
Repurchase of common stock	0	(2,829)
Tax effect of stock-based award activity	136	(352)
Net cash provided by (used in) financing activities	(24,095)	45,876

Net change in cash	(2,751)	(4,942)
Cash at beginning or period	4,984	6,282

Cash at end of period	$2,233	$1,340

Monaco Coach Corporation

Segment Reporting

(Unaudited:  in thousands of dollars, except average gross wholesale price)

Results of Consolidated Operations

	Quarter		Quarter		Six Months		Six Months
	Ended		Ended		Ended		Ended
	June 30,	% of	June 28,	% of	June 30,	% of	June 28,	% of
	2007	Sales	2008	Sales	2007	Sales	2008	Sales
Net sales	$335,319	100.00%	$201,886	100.00%	$657,563	100.00%	$454,264	100.00%
Cost of sales	298,721	89.09%	192,714	95.46%	584,969	88.96%	429,285	94.50%
Gross profit	36,598	10.91%	9,172	4.54%	72,594	11.04%	24,979	5.50%

Selling, general and administrative expenses	27,866	8.31%	22,256	11.02%	60,223	9.16%	50,893	11.20%
Impairment of assets	—	0.00%	1,966	0.97%	—	0.00%	1,966	0.43%

Operating income (loss)	8,732	2.60%	(15,050)	-7.45%	12,371	1.88%	(27,880)	-6.14%

Other income and interest expense	1,267	0.38%	5	0.00%	2,399	0.36%	516	0.11%
Income (loss) before income taxes	7,465	2.23%	(15,055)	-7.46%	9,972	1.52%	(28,396)	-6.25%

Income tax provision (benefit)	3,001	0.89%	(5,354)	-2.65%	4,009	0.61%	(10,239)	-2.25%

Net income (loss)	$4,464	1.33%	$(9,701)	-4.81%	$5,963	0.91%	$(18,157)	-4.00%

Depreciation & amortization	$3,531		$3,452		$7,068		$6,909
Capital expenditures	$899		$914		$2,669		$1,551
Raw materials inventory					$67,448		$71,839
WIP inventory					$57,306		$51,285
Finished goods inventory					$23,065		$55,219

Total capital expenditures for 2008 are expected to be approximately $5 million.

Tax rate for 2008 is expected to be between 36% and 38%.

Motorized Recreational Vehicle Segment

	Quarter		Quarter		Six Months		Six Months
	Ended		Ended		Ended		Ended
	June 30,	% of	June 28,	% of	June 30,	% of	June 28,	% of
	2007	Sales	2008	Sales	2007	Sales	2008	Sales
Net sales	$250,662	100.00%	$148,571	100.00%	$496,210	100.00%	$343,308	100.00%
Cost of sales	224,403	89.52%	142,912	96.19%	443,464	89.37%	325,826	94.91%
Gross profit	26,259	10.48%	5,659	3.81%	52,746	10.63%	17,482	5.09%

Selling, general and administrative
expenses and corporate overhead	20,035	7.99%	15,672	10.55%	43,189	8.70%	36,116	10.52%
Operating income (loss)	$6,224	2.48%	$(10,013)	-6.74%	$9,557	1.93%	$(18,634)	-5.43%

Units Sold
Class A Diesel	1,096		540		2,208		1,313
Class A Gas	239		231		437		493
Class C	183		149		333		314
Total	1,518		920		2,978		2,120

Average Gross Wholesale Price
Class A Diesel	$201		$223		$200		$216
Class A Gas	$77		$84		$78		$83
Class C	$54		$57		$53		$57

Internal Retail Registrations
Class A Diesel	1,338		717		2,424		1,492
Class A Gas	261		290		530		505
Class C	122		144		195		245
Total	1,721		1,151		3,149		2,242

Additional Information*
Backlog units							289
Backlog value							$41,450
Dealer inventory (units)							3,314
Number of production lines							5
Capacity utilization							47%
Number of independent distribution points **							344

*       As of 6/28/2008

Towable Recreational Vehicle Segment

	Quarter		Quarter		Six Months		Six Months
	Ended		Ended		Ended		Ended
	June 30,	% of	June 28,	% of	June 30,	% of	June 28,	% of
	2007	Sales	2008	Sales	2007	Sales	2008	Sales
Net sales	$80,968	100.00%	$53,060	100.00%	$150,448	100.00%	$108,268	100.00%
Cost of sales	72,686	89.77%	49,663	93.60%	137,439	91.35%	102,134	94.33%
Gross profit	8,282	10.23%	3,397	6.40%	13,009	8.65%	6,134	5.67%

Selling, general and administrative expenses and corporate overhead	5,862	7.24%	6,151	11.59%	12,234	8.13%	12,351	11.41%
Impairment of assets	—	0.00%	1,966	3.71%	—	0.00%	1,966	1.82%
Operating income (loss)	$2,420	2.99%	$(4,720)	-8.90%	$775	0.52%	$(8,183)	-7.56%

Travel trailer and fifth-wheel	3,907		2,650		7,166		5,339
Specialty trailer	1,303		1,295		2,333		2,249
Total	5,210		3,945		9,499		7,588

Average Gross Wholesale Price
Travel trailer and fifth-wheel	$19		$18		$20		$19
Specialty trailer	$10		$9		$9		$10

Additional Information: Travel Trailer and Fifth-wheel*
Backlog units							954
Backlog value							$17,567
Number of production lines							7
Capacity utilization							50%
Number of independent distribution points							575

*   As of 6/28/2008

Motorhome Resorts Segment

	Quarter		Quarter		Six Months		Six Months
	Ended		Ended		Ended		Ended
	June 30,	% of	June 28,	% of	June 30,	% of	June 28,	% of
	2007	Sales	2008	Sales	2007	Sales	2008	Sales
Net sales	$3,689	100.00%	$255	100.00%	$10,905	100.00%	$2,688	100.00%
Cost of sales	1,632	44.24%	139	54.51%	4,066	37.29%	1,325	49.29%
Gross profit	2,057	55.76%	116	45.49%	6,839	62.71%	1,363	50.71%

Selling, general and administrative
expenses and corporate overhead	1,969	53.37%	433	169.80%	4,800	44.02%	2,426	90.25%
Operating income (loss)	$88	2.39%	$(317)	-124.31%	$2,039	18.70%	$(1,063)	-39.55%

Lots sold in period	21		1		50		12
Unsold developed lots					68		50
Project-to-date lots sold					739		757
Lots with deposits					4		2

Resort Locations:

Las Vegas, NV

Total lots in resort are 407, all of which have been developed.

Indio, CA

Total lots in resort are 400, all of which have been developed.

La Quinta, CA

Total expected lots in resort are 400, timeline to be established.

Naples, FL

Total expected lots in resort are 184, some of which will be available to sell fourth quarter of 2008.

Bay Harbor, MI

Total expected lots in resort are 130, some of which will be available to sell third quarter of 2008.

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